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                                                                  Exhibit 10.27

                AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY
                         AND JOINT ESCROW INSTRUCTIONS

Dated (for reference purposes only): July 18, 1996.                 PS#99781


Subject to the terms and conditions herein contained, "Seller" (as hereinafter defined) agrees to sell, and "Purchaser" (as hereinafter defined) agrees to purchase, the "Property" (as hereinafter defined).

         1. Certain Definitions. The following are among the definitions which are applicable in this agreement.

         "Agreement" means this instrument.

         "Chicago Title" means Chicago Title Company, 388 Market Street, Suite 1300, San Francisco, California 94111.

         "Closing" means the consummation of the purchase and sale provided for herein which occurs when Seller delivers to Purchaser a deed conveying the Property as provided for herein and the Purchase Price is paid to Seller.

         "Closing Date" means the date on which the Closing actually occurs.

         "Deposit" shall have the meaning set forth in Section 3, as it may be increased pursuant to Section 8.

         "Effective Date" means the date on which each of Purchaser and Seller shall have received a counterpart of this Agreement executed by the other of them (unless Purchaser or Seller, as the case may be, shall receive such counterpart signed by the other after business hours on a business day, or on a non-business day, in which case the Effective Date shall be the next business day). This Agreement shall be deemed executed by Purchaser only when executed by a Vice President of Purchaser.

         "Environmental Defect" shall have the meaning set forth in Section 7.

         "Environmental Law" shall have the meaning set forth in Section 7.

         "Escrow Agent" means Chicago Title acting in its capacity hereunder as Escrow Agent.

         "Extension Deposit" shall have the meaning set forth in Section 10.

         "Hazardous Material" shall have the meaning set forth in Section 7.
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         "Instruction Copy" shall have the meaning set forth in Section 2.

         "Lease" means the lease affecting the Property and listed on EXHIBIT B attached hereto and incorporated herein by reference.

         "Project" shall have the meaning set forth in Section 8.

         "Property" means the real property located at 2222 South Delaware, San Mateo, California, also referred to as Assessors Parcel #035-321-080, and as more specifically described in EXHIBIT A attached hereto and incorporated herein by reference.

         "Purchase Price" shall have the meaning set forth in Section 3.

         "Purchaser" means Public Storage, Inc., a California corporation.

         "Seller" means California Jockey Club.

         "Survey" shall have the meaning set forth in Section 4.

         "Title Company" means Chicago Title Company acting as issuer of title insurance as provided herein.

         "Title Policy" shall have the meaning set forth in Section 9.

         "Title Report" shall have the meaning set forth in Section 5.

         2. Escrow; Escrow Instructions. A copy of this Agreement as executed by both Seller and Purchaser (the "Instruction Copy") shall be delivered to Escrowholder by Purchaser within five business days after the Effective Date. By such deposit, Escrow Agent is hereby authorized and instructed to act in accordance with the provisions of this Agreement, which Agreement shall constitute Escrow Agent's escrow instructions. Purchaser and Seller shall each deposit such other instruments and funds as are necessary to close the escrow and consummate the sale and purchase of the Property in accordance with the terms hereof. If Escrow Agent requires any additional instructions, the parties agree to provide mutually acceptable additions or deletions that do not substantially alter this Agreement.

         3. Purchase Price. Subject to adjustment provided for herein, the purchase price for the Property (the "Purchase Price") shall be Two Million Two Hundred Thousand and no/100 Dollars ($2,200,000).

             (a) Purchaser will transmit a check for an amount equal to $10,000 of the Purchase Price (the "Deposit") to Escrow Agent within five business days after the Effective Date. The Deposit (together with any "Extension Deposits" made in

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accordance with Section 10(a) hereof) is to be held by Escrow Agent in accordance with this Agreement.

             (b) Buyer shall wire transfer an amount equal to the balance of the Purchase Price (the amount by which the Purchase Price exceeds the sum of the Deposit plus any Extension Deposits) plus or minus the net amount of any adjustments provided for herein to Escrow Agent immediately prior to the Closing.

             (c) The Purchase Price plus or minus the net amount of any adjustments provided for herein shall be paid to Seller by Escrow Holder at the Closing.

         4. Survey. Purchaser shall have the right, but not the obligation, to obtain, and it is anticipated that Purchaser shall obtain, at Purchaser's sole cost and expense, a current boundary and topographical survey of the Property (the "Survey"). Seller shall have no obligation to provide or pay the cost of the Survey. However, Seller shall provide Purchaser and its engineers access as required to prepare as detailed a Survey as Purchaser shall require and shall otherwise cooperate with Purchaser and its engineers and furnish such information as is necessary for the Survey as required by Purchaser. It is acknowledged and anticipated that the Survey, as required by Purchaser, will provide all of the detail and information, and contain such certifications, as are generally required by institutional purchasers of real property. The requirements for the Survey may include a certification of the total number of square feet contained within the exterior boundaries of the Property minus the total number of square feet contained within the boundaries of all easements, roads, rights-of-way and encroachments situated in the Property (the "Net Square Feet") in the form specified for an American Land Title Association ("ALTA") survey.

         5. Obtaining of Title Information. Within two (2) business days after receipt of the Instruction Copy, Escrow Holder, at Seller's sole cost and expense, shall order the issuance by Title Company of Title Company a current abstract of title or preliminary title report covering the Property (the "Title Report"). The Title Report shall set forth the state of title to the Property together with all exceptions or conditions to such title, including, but not limited to, all easements, restrictions, rights-of-way, covenants, reservations and all other encumbrances affecting the Property which would appear in an owner's policy of title insurance if issued. Escrow Holder shall also cause Purchaser to be furnished with true, correct and legible copies of all instruments referred to in the Title Report as conditions or exceptions to title to the Property, including liens and a map with all easements of record plotted. Seller is furnishing to Purchaser concurrently with its delivery of this Agreement the most recent copy of a title report or title insurance policy for the Property, if such document is in the possession of or available to Seller.

         6. Review of Title; Resolution of Title Objections. Purchaser shall have a period of thirty (30) days after receipt of the last of the Title Report, any supplement

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thereto and full and complete copies of the documents referred to therein as conditions, exceptions, or reservations to title to the Property, to review such items, and to deliver to Seller in writing such objections as Purchaser may have to anything contained or set forth in the documents or in the Title Report. If no written notice of disapproval, approval or approval subject to certain exceptions is delivered by Purchaser to Seller within the aforesaid thirty (30) days, such items may appear as exceptions in the owner's policy of title insurance described in Section 9(a) and in the deed described in Section 9(a) except that liens securing the payment of money (other than non delinquent taxes and assessments) shall be considered disapproved, whether or not a notice of disapproval is sent and whether or not they are specified in any such notice. Seller shall, at Seller's sole cost and expense, at or prior to the Closing, cause the removal of any liens securing the payment of money (except that the liens for non-delinquent taxes and non-delinquent assessments may remain of record, provided that Seller bears or pays to Purchaser Seller's pro rata share of any such taxes, and all of the amount of any such assessments, as provided in Section 10(b)). Also, Seller shall use its reasonable best efforts to cause the removal, prior to the Closing Date, of any other matters with respect to which Purchaser has delivered written objections. If Seller fails to cure such objections, Purchaser may, as its sole remedy, elect to (a) terminate this Agreement or (b) accept such title as Seller can deliver.

                 AT ANY TIME PRIOR TO THE CLOSING, AND PRIOR TO THE REMOVAL OF ANY TITLE MATTERS TO WHICH PURCHASER HAS OBJECTED, PURCHASER MAY, BY NOTICE TO SELLER, REQUIRE A BINDING AND UNCONDITIONAL AGREEMENT FROM SELLER THAT IT WILL REMOVE ANY OBJECTIONS AS A CONDITION TO MAINTAIN THIS AGREEMENT IN EFFECT AND, IN THE ABSENCE OF RECEIPT OF SUCH AN AGREEMENT IN WRITING FROM SELLER WITHIN FIVE BUSINESS DAYS AFTER SUCH NOTICE, PURCHASER MAY TERMINATE THIS AGREEMENT AS ITS SOLE REMEDY.

                 Upon a termination by Purchaser pursuant to this Section 6, the Deposit, and any Extension Deposits shall be returned to Purchaser.

                 7. Seller's Covenants, Warranties and Representations. Seller covenants, warrants and represents to Purchaser the following:

                 (a) Seller has good, marketable and indefeasible fee simple title to the Property, free and clear of all liens, conditions, exceptions or reservations, except those specifically approved by Purchaser pursuant to this Agreement.

                 (b) There are no adverse or other parties in possession of the Property, or of any part thereof, except Seller and the tenants under the Leases. No party has been granted any license, lease or other right relating to the use of possession of the Property or any part thereof except for the tenants under the Leases. Seller acknowledges that Purchaser cannot develop the "Project" (as defined in Section 8) unless the Leases have been terminated and the tenants under the Leases have vacated the Property. Seller agrees to terminate the Leases prior to the close of escrow and to deliver the Property to Purchaser free of all the Leases. After the date of this Agreement, Seller will not without

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Purchaser's prior written approval, which shall not be unreasonably withheld, enter into any further leases, contracts or other obligations relating to the Property which will affect the Property or bind Purchaser after the Closing.

                 (c) To the best of Seller's knowledge without inquiry, no facts or conditions exist which would result in the termination of the current access from the Property to any currently existing highways and roads adjoining or situated on the Property, or to any existing sewer or other utility facilities servicing, adjoining or situated on the Property.

                 (d) The Property is currently zoned under the zoning classification of C-3. If requested by Purchaser, Seller will cooperate with and assist Purchaser in obtaining a use permit, if required for Purchaser's intended use, in accordance with the provisions of Section 8.

                 (e) To the best of Seller's knowledge without inquiry, there is no pending or threatened litigation or governmental action which would adversely affect the value of the Property to the Purchaser or the right of the Purchaser to acquire the Property.

                 (f) To the best of Seller's knowledge without inquiry, the Property has not been used for the generation, storage or disposal of any "Hazardous Material" (as defined below). Seller has no notice of any pending or threatened action or proceeding arising out of the condition of the Property or any alleged violation of federal, state or local environmental, health or safety statute, ordinance or regulation (collectively, "Environmental Laws"). As used in this Agreement, the term "Hazardous Material" shall include but not be limited to (i) asbestos, (ii) petroleum, (iii) any explosives, radioactive materials, wastes or substances, or (iv) any substances defined as "hazardous substances," "hazardous wastes," "extremely hazardous waste," "hazardous materials," "extremely hazardous waste," "hazardous materials," or "toxic substances" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sec. 9601, et seq. or in any other Environmental Law. To the best of Seller's knowledge without inquiry, there are no underground tanks contained in the Property [except as otherwise disclosed on EXHIBIT _____]. To the best of Seller's knowledge without inquiry, the Property is in compliance with all Environmental Laws [including, without limitation, all Environmental Laws requiring the registration of underground tanks with any governmental authority]. Seller agrees that if any environmental tests or investigations conducted pursuant to Subsection 8(i) below disclose the presence of any "Environmental Defect" (as defined below), Seller shall, prior to the close of escrow and at Seller's sole cost and expense, comply with the provisions in Subsection 8(I)(2), up to a cost of $25,000 or, if Seller declines to spend additional funds, Purchaser, as its sole remedy, may terminate this Agreement. As used in this Agreement, the term "Environmental Defect" shall mean
(i) the presence of any Hazardous Material on or in the Property or in any groundwater within the Property in violation of any Environmental Law, (ii) the presence of any underground tank or (iii) any violation of any Environmental Law relating to the Property.

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                 (g) To the best of Seller's knowledge without inquiry, there are no facts material to the use and development of the Property which are known to Seller and which Seller has not disclosed to Purchaser.

                 (h) From and after the date of this Agreement, Seller shall keep the Property free and clear of all easements, liens or encumbrances not disclosed in the Title Report. Seller shall keep current all existing loans affecting the Property.

                 (i) Seller is not a "foreign person" as that term is used in
Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended, and the related regulations. Seller agrees to execute and deliver a Certification That Seller Is Not a Foreign Person in the form of Exhibit C attached hereto on or prior to the Closing.

                 (j) Prior to the Closing Seller shall remove all of Seller's personal property from the Property[, including, without limitation, any underground tanks], provided that the cost of such removal does not exceed $25,000. Such removal shall be accomplished in compliance with all applicable laws and regulations including, without limitation, all Environmental Laws.

                 8. Purchaser's Review; Conditions to Purchaser's Obligations. Seller acknowledges that Purchaser will be unable to use the Property for any purpose other than a mini-warehouse facility constructed according to certain plans and specifications of Purchaser (the "Project"). Therefore, Purchaser shall not be obligated to purchase the Property under this Agreement and shall have the right to terminate this Agreement and receive a return of the Deposit if, it determines, that it will not be able to make any of the following determinations to its sole satisfaction as of the Closing Date.

                 (a) The Property is currently zoned or on the Closing Date will be zoned under a zoning classification that will permit Purchaser to construct, develop and operate the Project on the Property in full compliance with all applicable zoning regulations.

                 (b) The Survey, soil tests, percolation tests, engineering studies and other information, studies and/or tests obtained by or conducted for Purchaser indicate that the Property is suitable for the construction of the Project. After the Effective Date, Seller agrees to allow Purchaser and its agents reasonable access to the Property for the purpose of conducting such geological tests and engineering studies. Purchaser shall indemnify and hold Seller harmless with respect to any damage done to the Property by reason of such tests or engineering studies.

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                 (c) All utilities (including, but not limited to gas, sewer, water, electricity, telephone, drainage and other facilities) necessary for the development and operation of the Project are currently available to the boundary of the Property.

                 (d) Purchaser is able to obtain a building permit which will allow Purchaser to construct, develop and operate the Project on the Property in full compliance with all applicable regulations, decrees, codes, ordinances, rules or laws of any city, county, state or federal government or governmental agency having jurisdiction.

                 (e) The Property is properly platted and subdivided to permit Purchaser to construct, develop and operate the Project on the Property without the necessity of (i) donating or conveying a portion of the Property to any governmental authority, (ii) constructing or paying for off-site facilities or other improvements, (iii) paying any fees (other than normal building permit fees) to any governmental authority, or (iv) subdividing the Property.

                 (f) Economic and market feasibility studies indicate a favorable probability of success for the development, marketing and management of the Project.

                 (g) There is no applicable moratorium on construction existing or threatened to exist at the Closing Date.

                 (h) Subdivision restrictions and setback lines and other applicable requirements and regulations do not restrict the gross square footage of the proposed improvements to the Project to less than 100,000 and are otherwise satisfactory to Purchaser.

                 (i) Either the condition in Subsection (1) below or the condition is Subsection (2) below has been satisfied:

                    (1) Environmental tests and investigations do not disclose the presence of any Environmental Defect;

                    (2) If the environmental tests or investigations disclose the presence of any Environmental Defect, Seller shall have remedied the situation to the satisfaction of Purchaser and in accordance with all applicable Environmental Laws.

                 (j) That Purchaser's Board of Director's will issue a conditional letter approving the proposed project within 90 days of the Effective Date.

                 After the date this Agreement is fully executed, Seller agrees to allow Purchaser and its agents reasonable access to the Property for the purpose of conducting such environmental tests and investigations. Seller must approve any environmental test in advance, which shall not be unreasonably withheld, and Seller shall have the right to be present when any environmental test is being conducted. Purchaser shall indemnify and

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hold Seller harmless with respect to any damage to the Property by reason of the environmental tests. Seller acknowledges and agrees that in the course of its investigations Purchaser and/or its agents may contact other parties including, without limitation, various governmental agencies, to obtain information abut the Property. Seller further acknowledges and agrees that Purchaser and/or its agents may comply with any reporting requirement contained in any Environmental Law.

                 If Purchaser does not terminate the Agreement prior to the Closing Date and Purchaser elects to extend the closing by extensions provided for in Section 10(a)(ii), the Deposit shall be increased to the sum of $50,000.

                 9.  Conditions Precedent.

                 (a) The obligation of Purchaser under this Agreement to purchase the Property is subject to the satisfaction of the following:

                    (1) Seller shall have delivered into escrow all of the following:

                       (i) A grant deed in a form reasonably acceptable to Purchaser and Escrow Agent, conveying title to the Property to Purchaser, free and clear of all liens, encumbrances or other title exceptions, except those permitted in accordance with this Agreement.

                       (ii) If not previously executed and delivered, a Certification That Seller Is Not A Foreign Person in the form of EXHIBIT C attached hereto.

                       (iii) A duly executed assignment in form acceptable to Purchaser of all permits, licenses, governmental approvals and similar items relating to the use and development of the Property, together with the originals or copies of any such items in Seller's possession.

                    (2) Purchaser shall not have disapproved the status of title to the Property in accordance with Section 4 & 6 (or any objections to title shall have been removed prior to a termination of this Agreement) and Title Company shall be in a position to issue an owner's policy of title insurance (the "Title Policy") which shall insure fee simple, indefeasible title to the Property in the name of Purchaser or its assignee for the amount of the Purchase Price. The Title Policy shall contain no exceptions to title to the Property other than those permitted in accordance with this Agreement and shall specifically insure against all mechanics liens. Purchaser may require as a condition to its obligations to purchase the Property that the Title Policy be an ALTA extended coverage policy rather than a standard coverage policy, and/or that it include such endorsements, including a survey endorsement, in such forms as are applicable and commonly required by institutional purchasers of real property.

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                    (3) Purchaser shall not have disapproved the Property based upon its review of the matters referred to in Section 8 hereof.

                    (4) The representations and warranties of Seller set forth in Section 7 shall be true and correct as of the Closing Date and Seller shall so represent in writing in a certificate satisfactory to Purchaser.

                    (5) Seller shall not be in breach of any of its covenants hereunder.

                    (6) The Board of Directors of Purchaser shall have authorized and approved the transaction provided for herein.

                 (b) The obligation of the Seller under this Agreement to sell the Property is subject to the deposit into escrow with Escrow Agent of the Deposit and, if applicable, the Extension Deposits, as herein provided and of the balance of Purchase Price plus or minus, as the case may be, the net amount of any Closing adjustments provided for herein and Purchaser not being in default hereunder.

                 10.  Closing; Expenses.

                 (a) Subject to the provisions of Subsections (i) and (ii) below, the Closing Date shall be 150 days from the Effective Date; provided however, Purchaser may designate an earlier Closing Date by written notice delivered to Seller not less than three (3) business days prior to the originally scheduled Closing Date, provided that Seller may extend the Closing Date for up to 45 days for the purpose of effectively consummating a tax deferred exchange. The Closing shall be accomplished through, and with the assistance of, Escrow Holder, as herein provided.

                    (i) If, on the Closing Date (as such date may have been accelerated or postponed by Purchaser in accordance with the provisions of Subsections 10(a) above or 10(a)(ii) below), or if Purchaser has made objections in accordance with Section 6 that have not been cured or waived, or if the Title Company is not able to confirm that it will issue the Title Policy as of the Closing in accordance with the applicable requirements described herein, then at Purchaser's sole option Purchaser may postpone the Closing not less than five
(5) days or more than thirty (30) days to such date as may be designated by Purchaser in written notice to Seller, and such postponed date shall then be the Closing Date.

                    (ii) In addition to Purchaser's right to postpone the Closing as provided in the previous sentence, on or before the Closing Date, at least ten (10) days before the Closing Date, Purchaser may postpone the Closing for one or more successive one-month periods by delivering written notices to Seller of such postponed Closing Date and contemporaneously depositing to Seller, Ten Thousand and no/100 Dollars ($10,000)

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for each one-month postponement. Each such deposit (an "Extension Deposit") is to be paid to Seller as consideration for the extensions. Purchaser shall not without Seller's written consent extend the Closing Date more than three (3) months beyond the originally scheduled Closing Date. Said Extension Deposits are deemed to be non-refundable but applicable to the Purchase Price, except in the event of default by Seller.

                 (b) Non delinquent rents (if any) and ad valorem taxes for the then current tax year shall be prorated as the Closing. If the Closing shall occur before the tax rate is fixed for the then current year, the apportionment of taxes shall be based upon the tax rate for the preceding year applied to the latest assessed valuation, and after the taxes are assessed for the then current year, Purchaser and Seller shall adjust the amount actually due by a new proration based on the new rate and upon demand the proper party shall promptly pay the differential in cash to the other party. The amount of any special assessments applicable to the Property, and not yet paid, shall be a credit against the Purchase Price. Notwithstanding anything to the contrary contained herein, the provisions of this Section 10(b) shall survive the Closing.

                 (c) Except as otherwise specifically provided in this Agreement, all costs, fees and other expenses in connection with the transaction contemplated by this Agreement, other than the legal fees of each party's counsel in negotiating, preparing and consummating, this Agreement, which shall be paid by each respective party, shall be apportioned in accordance with accepted custom in the region where the Property is located.

                 (d) Seller shall pay the cost of the Title Policy to the extent that such cost does not exceed the cost of a standard coverage policy. If Purchaser requires ALTA or extended coverage, Purchaser shall pay the incremental additional cost resulting from such requirement.

                 11.  Termination;  Default; Remedies.

                 (a) In the event Seller has defaulted in the due and timely performance of its obligations under this Agreement, or in the event of a breach of Seller's representations and warranties in this Agreement (collectively "Seller's Default"), then (i) Purchaser may enforce specific performance of this Agreement, or may bring suit for damages against Seller, and may exercise any other right or remedy Purchaser may have at law or in equity by reason of such Seller's Default, and (ii) Escrow Agent shall return to Purchaser the Deposit, any additional deposits and any Extension Deposits held by Escrow Agent and Seller shall return to Purchaser every deposit of any kind (including, without limitation, the Deposit and any Extension Deposits) that was released to Seller.

                 (b) In the event that this transaction fails to close by reason of a termination by Purchaser pursuant to Section 6 or 8 of this Agreement or any right of termination which Purchaser may have, or because any of the conditions to Purchaser's obligations. including those stated in Subsections 9(a)(1), (2) or (4) have not been

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satisfied, then Escrow Agent shall return to Purchaser the Deposit (which shall include all deposits made other than Extension Deposits).

                 (c) THE PARTIES ACKNOWLEDGE AND AGREE, BY INITIALING THIS
SECTION IN THE SPACE PROVIDED, THAT ANYTHING IN THIS AGREEMENT TO THE CONTRARY NOTWITHSTANDING, IF THIS TRANSACTION FAILS TO CLOSE BECAUSE OF PURCHASER'S DEFAULT IN ITS OBLIGATIONS HEREUNDER, SELLER SHALL BE ENTITLED TO IMMEDIATE FULL CASH PAYMENT OF THE DEPOSIT, AND TO RETAIN ALL EXTENSION DEPOSITS, WHICH HAVE BEEN PAID TO SELLER, AS LIQUIDATED DAMAGES, WHICH SHALL BE SELLER'S SOLE REMEDY HEREUNDER IN THE EVENT OF SUCH DEFAULT BY PURCHASER. SELLER AND PURCHASER HEREBY AGREE THAT IT WOULD BE EXTREMELY DIFFICULT AT THIS TIME TO SET THE DAMAGES WHICH WOULD BE SUFFERED BY SELLER, AND THAT THE FOREGOING AMOUNTS ARE REASONABLE ESTIMATE OF THOSE DAMAGES.

 Seller's Initials: /s/ KH                          Purchaser's Initials: /s/ DR

                 12. Notices. All notices, demands and requests and other communication s required or permitted hereunder shall be in writing, and shall be deemed to be delivered, when received, if delivered personally, by private messenger or courier service or by facsimile, or whether actually received or not seventy-two (72) hours after the Deposit thereof in a regularly maintained receptacle for the United States mail, registered or certified, return receipt requested, postage prepaid, addressed to the parties at the following addresses:

                                  PURCHASER:

                                  Public Storage, Inc.
                                  P. O. Box 25050
                                  Glendale, California  91221-5050
                                                   or
                                  701 Western Ave., Suite 200
                                  Glendale, CA 91201-2397

                                  Attention: Evelyn L. Hubel, Escrow Manager

                                  Telephone: (818) 244-8080, Extension 162
                                  Facsimile: (818) 244-0581

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with copy to:
                                  David Ristig
                                  Acquisition Representative

                                  Public Storage, Inc.
                                  P. O. Box 25050
                                  Glendale, California  91221-5050
                                                   or
                                  701 Western Ave., Suite 200
                                  Glendale, CA 91201-2397

                                  Telephone: (818) 244-8080, Extension 168
                                  Facsimile: (818) 244-0581

                                  SELLER:

                                  California Jockey Club
                                  Attention: Ray Kuratek
                                  P.O. Box 5050
                                  San Mateo, California 94402

                                  Telephone: (415) 573-4669
                                  Facsimile: (__) __________________

                 13. As Is Purchase. Subject to the warranties and representations contained herein, Purchaser is buying the Property based upon its own inspection thereof, in its "As Is" condition, without warranty, express or implied.

                 14. Complete Agreement. This Agreement embodies the complete agreement between the parties hereto and cannot be modified, amended or terminated except by the written agreement of the parties.

                 15. Parties Bound. This Agreement shall be binding upon and inure to the benefit of Seller and Purchaser, and their respective heirs, personal representatives, successors and assigns. Purchaser may, prior to, at or after the Closing, assign its rights and obligations under this Agreement to any party with the prior written consent of Seller which shall not be unreasonably withheld.

                 16. Survival of Representations and Warranties. The representations and warranties set forth in this Agreement shall be continuing and shall survive the Closing for a period of one (1) year.

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                 17.  Commissions.  Purchaser and Seller each represent and covenant to the other that they have not entered into any agreement, incurred any obligation or know of any facts which might result in an obligation for any party to pay a sales or brokerage commission or finder's fee for this transaction except for a commission to be paid to KTW Properties, Inc., which is to be paid only if this transaction closes and which commission shall be three percent (3%) of the Purchase Price and is the sole responsibility of Seller. Purchaser and Seller each agree to indemnify and hold the other harmless from any loss, liability, cost of expense, including reasonable attorneys' fees, arising from a breach of this representation and warranty, and Seller agrees to indemnify and hold Purchaser harmless from any loss, liability or expense, including reasonable attorneys' fees, arising from Seller's failure to pay the commission described above.

                 18. Attorneys' Fees. In any litigation between the parties to enforce any provision or right under this Agreement, the unsuccessful party covenants and agrees to pay to the successful party all costs and expenses incurred by the prevailing party in connection with the litigation including, but not limited to, reasonable attorneys' fees.

                 19. Purchaser's Approvals and Disapprovals. Purchaser's rights to approve or disapprove matters as provided for in this Agreement shall be in the sole discretion of Purchaser. No such approval or disapproval shall affect Seller's representations and warranties herein or waive any rights of Purchaser to rely upon any of the representations and warranties of Seller.

                 20.  Time.  Time is of the essence of this Agreement.

                 21. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                 22. Governing Law. This Agreement is to be governed by and construed in accordance with the laws of the state where the Property is located.

                 23. Possession of Property, Risk of Loss. Possession of the Property shall be transferred on the Closing Date, as of the Closing. All risks of loss with respect to the Property shall be borne by Seller until the later of the transfer of title or the transfer of possession to Purchaser.

                 24. Restrictions on Other Property. Seller will not develop or operate as a "Self Storage Project" any real property presently owned by Seller and located within a five mile radius of the Property for a period of ten years commencing on the Effective Date. The term "Self Storage Project" means improvements containing more than 10,000 rentable square feet of individual storage rental units, partitioned for the exclusive use of individual tenants, with separate secure access. This shall not be intended to restrict the right of the California Jockey Club to provide storage for the exclusive use by the California Jockey Club, its members, employees, or its patrons. The foregoing restriction

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
shall be personal to the California Jockey Club and shall not bind future owners which are not affiliated with the California Jockey Club.

                 25. Further Assurances. From time to time, at Purchaser's request, whether on or after the close of escrow, and without further consideration, Seller shall execute and deliver any further instruments of conveyance and take such other actions as Purchaser may reasonably require to complete more effectively the transfer to Purchaser of the Property acquired under this Agreement.

                 26. Time for Signing. This Agreement shall be of no force and effect if not executed on behalf of Seller and delivered to Purchaser as so executed on or before June 26, 1996, or if not executed on behalf of Purchaser by a Vice President of Purchaser and delivered to Seller as so executed on or before the fifth business date after Purchaser's receipt of the Agreement executed on behalf of Seller.

                 27. Exchange. Purchaser shall cooperate with Seller in structuring this transaction as a tax-deferred exchange provided that any additional cost or liability thereby shall be borne by Seller.

                 28.  Signatures of Parties.

                                  SELLER:

                                  (name of entity, if applicable)

                                  By: /s/ Kjell H. Qvale
                                      -------------------------------------
                                           Name:  Kjell Qvale
                                           Title:  Chairman of the Board

                                  Date Executed:  August 19, 1996


                                  PURCHASER:

                                  PUBLIC STORAGE, INC.


                                  By: /s/ David Ristig
                                      -------------------------------------
                                           Name:  David Ristig
                                           Title:  Acquisition Representative

                                  Date Executed:  July 18, 1996

                                  By: /s/  Hugh W. Horne
                                      -------------------------------------
                                           Hugh W. Horne
                                           Vice President

                                  Date Executed: 7/18/96

                                   EXHIBIT A

                        Legal Description and Parcel Map


A parcel of approximately 2.235 acres (97,357 square feet) including a building of approximately 50,000 square feet currently used as a Tennis Club located at 2222 South Delaware Street, San Mateo, California. AKA AP#035-321-080.


                                   [map here]

                                   EXHIBIT B


         This is Exhibit B to the AGREEMENT FOR THE PURCHASE AND SALE OF REAL PROPERTY AND JOINT ESCROW INSTRUCTIONS by and between PUBLIC STORAGE, INC., as Purchaser and as Seller.

          The Lease affecting the Property is listed below:

LEASE:

                                   EXHIBIT C

               Certification That Seller Is Not A Foreign Person


     _________________________________________________________________________
______________________________________________________________________________,
is the Seller of certain real property under an Agreement for the Purchase and Sale of Real Property and Joint Escrow Instructions dated ___________________, 19__, involving Seller's real property located in ________, ________
Section 1445 of the Internal Revenue Code of 1986, as amended, provides that a buyer of a U.S. real property interest must withhold tax from its payments to the seller if the seller is a foreign person. To inform the buyer that withholding of tax is not required upon the sale of the property pursuant to the above-described agreement, the undersigned certifies [on behalf of Seller if an entity]:

         1. Seller is not a foreign person as that term is used in Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended, and the related regulations.

         2. Seller's United States taxpayer identification number (social security number for individuals, employer identification number for others) is ______________________________________.

         3.  Seller's address is ___________________________________________
___________________________ (home address for individuals, office address for entities).

          4. Seller understands that this Certification may be disclosed to the Internal Revenue Service by the buyer and that any false statement included in this Certification could be punished by fine, imprisonment or both.

         Under penalty of perjury we declare that we have examined this certificate and to the best of our knowledge and belief it is true, correct, and complete and we further declare that we have authority to sign this document on behalf of Seller.

         Dated: __________, 1996

                                                   Name:

                                                   Title:

                                                   Name:

                                                   Title: